SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------



                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: NOVEMBER 3, 2003
                        (Date of earliest event reported)





                         PRINCIPAL FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


      DELAWARE                         1-16725                   42-1520346
(State or other jurisdiction    (Commission file number)     (I.R.S. Employer
  of incorporation)                                       Identification Number)


                     711 HIGH STREET, DES MOINES, IOWA 50392
                    (Address of principal executive offices)


                                 (515) 247-5111
                         (Registrant's telephone number,
                              including area code)

                               ------------------

ITEM 7.  EXHIBITS

99.1    Third Quarter 2003 Earnings Release

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 3, 2003, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended September 30, 2003. The text of the announcement is included herewith as Exhibit 99.1.




                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    PRINCIPAL FINANCIAL GROUP, INC.


                                    By: /S/ MICHAEL H. GERSIE
                                        ----------------------------------------
                                    Name:  Michael H. Gersie
                                    Title: Executive Vice President and Chief
                                           Financial Officer



Date:  November 3, 2003

                                                                    Exhibit 99.1


RELEASE: On receipt   11/3/2003
MEDIA CONTACT: Jeff Rader, 515-247-7883, rader.jeff@principal.com INVESTOR RELATIONS CONTACT: TOM GRAF, 515-235-9500,
                            INVESTOR-RELATIONS@PRINCIPAL.COM


       PRINCIPAL FINANCIAL GROUP, INC. REPORTS THIRD QUARTER 2003 RESULTS

Des Moines, IA (November 3, 2003) -- Principal Financial Group, Inc. (NYSE: PFG) today announced quarterly net income for the three months ended September 30, 2003, of $216.3 million, or $0.67 per diluted share compared to a net loss of $158.4 million, or $(0.45) per diluted share for the three months ended September 30, 2002. The company reported operating earnings of $204.3 million for third quarter 2003, up 1 percent compared to $202.5 million for third quarter 2002. Operating earnings per diluted share for third quarter 2003 increased 9 percent to $0.63 compared to $0.58 for the same period in 2002.
Operating revenues for third quarter 2003 were $2,271.0 million, up $37.5 million compared to the same period last year.1

         "The Principal continues to benefit from our focus on small and medium-sized businesses, and from our diversified earnings mix," said J. Barry Griswell, chairman, president and chief executive officer. "We've delivered 30 percent earnings per share growth since our IPO in October 2001, despite declining equity markets and a weak economy over that period."

         "With signs of an economic recovery, and real improvement in the equity markets, we're again seeing the true potential of our retirement services businesses. U.S. Asset Management and Accumulation achieved record earnings -- up 30 percent compared to a year ago, reflecting a 24 percent increase in pension earnings, as well as triple-digit earnings growth from mutual funds and individual annuities, and double-digit growth for Principal Global Investors," said Griswell. "This helped drive our nine percent improvement in earnings per share compared to a year ago, and contributed to our 20 percent improvement year-to-date.
         "A number of other leading indicators also point to the strength of our position going forward," said Griswell.

o Pension account values reached a record $72.5 billion, led by a 28% or $11 billion increase for full-service accumulation

o Net cash flow from the U.S. asset accumulation businesses is up 53 percent year-to-date to $4.9 billion, which translates into nearly 7 percent of beginning of year account value; and

o Sales of key retirement and investment products continue to be strong, totaling $9.7 billion year-to-date, with double-digit growth for pension full service accumulation, mutual funds, individual annuities and Institutional GICs/Funding agreements. Third quarter full service accumulation  sales were $1.2  billion,  up 26 percent from second  quarter
     2003.

         "While U.S. asset accumulation net cash flow declined to $0.6 billion in the third quarter, from $1 billion a year ago, this reflects net outflows of $417 million in our Institutional GIC/Funding agreement business, as several large contracts matured right at the end of the quarter," said Griswell. "Importantly, pension full service accumulation net cash flow was very solid during the quarter at $0.8 billion. Further, our retention of at risk pension assets continued to be outstanding, at 58 percent for the month of September and 55 percent for the third quarter," said Griswell.

         Assets under management were $134.8 billion as of September 30, 2003, an increase of $6.8 billion, or 5 percent compared to June 30, 2003, and an increase of $17.4 billion, or 15 percent compared to September 30, 2002. (The sale of substantially all of BT Financial Group closed in the fourth quarter of 2002. Therefore, BT's assets under management are included for the period ending September 30, 2002. Excluding BT, assets under management increased $30.0 billion, or 29 percent, compared to September 30, 2002.)

For the nine months ended September 30, 2003:

o Net income increased to $574.2 million, or $1.75 per diluted share, compared to a net loss of $73.1 million, or $(0.21) per diluted share, during the same period a year ago. Net loss for the nine months ended September 30, 2002, includes an after-tax goodwill write-down of $280.9 million ($255.4 million related to BT Financial Group) and a loss on discontinued operations of BT Financial Group ($194.9 million).

o Operating earnings increased 11 percent to $632.7 million, compared to $571.5 million in the year earlier period.

o Operating earnings per diluted share increased 20 percent to $1.93 per diluted share compared to $1.61 per diluted share in the year earlier period.

o Operating revenues increased 4 percent to $7,080.0 million from $6,799.4 million during the same period a year ago.

                               SEGMENT HIGHLIGHTS

U.S. ASSET MANAGEMENT AND ACCUMULATION
         Segment operating earnings for third quarter 2003 were a record $110.5 million, compared to $84.9 million for the same period in 2002. The improvement was driven by record operating earnings in the pension business of $87.3 million, a 24 percent increase compared to the same period a year ago.

         Operating revenues for the third quarter increased to $871.9 million compared to $865.9 million for the same period in 2002. This increase occurred despite a $33.0 million decrease in sales of single premium group annuities. The single premium product, which is typically used to fund defined benefit plan terminations, can generate large premiums from a few customers and therefore tends to vary from period to period. Excluding this product, revenues for the segment increased 5 percent.

         Segment assets under management continued to increase, reaching a record $110.4 billion as of September 30, 2003, up 3 percent from $107.6 billion as of June 30, 2003, and up 29 percent from $85.4 billion as of September 30, 2002.

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
         Segment operating earnings for third quarter 2003 were $8.0 million, compared to $5.0 million for the same period in 2002. (For the quarter ended September 30, 2002, segment results include a loss of $0.8 million for BT
Financial Group.2) Principal International, which consists of the company's asset accumulation businesses outside the U.S., had third quarter operating earnings of $8.0 million, compared to $5.8 million for the same period in 2002. Principal International's earnings growth primarily reflects increased earnings from its Brazil operations.

         Operating revenues for the segment were $99.9 million for third quarter 2003, compared to $82.8 million for the same period last year.

         Assets under management for the segment were $6.9 billion as of September 30, 2003, compared to $5.8 billion as of June 30, 2003, and compared to $19.8 billion as of September 30, 2002. A $15.6 billion decrease from third quarter 2002 is attributable to the sale of substantially all of BT Financial Group. Assets under management for Principal International increased 64 percent from September 30, 2002.

LIFE AND HEALTH INSURANCE
         Operating earnings for third quarter 2003 were $52.8 million, compared to $55.7 million for the same period in 2002. The decline in segment earnings primarily reflects lower individual life sales during the quarter.

         Operating revenues increased to $995.7 million for the quarter, compared to $987.7 million for the same period in 2002, largely as a result of increases within the disability insurance operations. Operating revenues were down slightly in the life business, as the company has shifted marketing emphasis in recent years from traditional premium-based products to fee-based universal life and variable universal life products. Unlike traditional premium-based products, universal life and variable universal life premium is not reported as GAAP revenue. Operating revenues were up slightly in the health business due to rate increases and the change in accounting treatment of a reinsurance contract, which was largely offset by the decline in members.

MORTGAGE BANKING
         Operating earnings for third quarter 2003 were $29.2 million compared to a record $62.5 million for the same period in 2002. Mortgage banking earnings are generated from loan production and loan servicing. Despite record loan production volumes in the third quarter 2003, production earnings decreased to $40.3 million, compared to a record $69.2 million for the same period in 2002. The decline in production earnings is due to decreased gains on the sale of mortgage loans, reflecting rising interest rates and greater pricing competition for new loan applications. Servicing generated a loss of $11.1 million during the quarter, compared to a loss of $6.7 million for the same period in 2002. The third quarter 2003 loss from servicing reflects: a $20.3 million loss from model refinements impacting the mortgage servicing rights valuation; $6.3 million of earnings from servicing operations; and a $2.9 million gain from mortgage servicing rights valuation adjustment (net of hedges).

         Mortgage loan production was a record $18.1 billion in the third quarter 2003 compared to $11.1 billion in the year earlier period. At $117.8 billion as of September 30, 2003, the servicing portfolio continued to grow at a solid pace during the quarter, up $2.4 billion from June 30, 2003, and up $15.8 billion compared to September 30, 2002.

         Operating revenues decreased 8 percent to $288.1 million for the quarter, compared to $312.9 million for the same period last year. Production revenues decreased $44.1 million, or 27 percent, and servicing revenues increased $19.3 million, or 13 percent, from the same quarter a year ago.

CORPORATE AND OTHER
         Operating earnings for third quarter 2003 were $3.8 million, compared to operating losses of $5.6 million for the same period in 2002. The increase reflects unusually high earnings associated with the sale of certain real estate assets in the third quarter 2003.

FORWARD LOOKING AND CAUTIONARY STATEMENTS
This press release contains forward-looking statements, including, without limitation, statements as to sales targets, sales and earnings trends, and management's beliefs, expectations, goals and opinions. These statements are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2002, and in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation: competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; foreign currency exchange rate fluctuations; and investment portfolio risks.

OUTLOOK FOR FOURTH QUARTER 2003 AND FULL YEAR 2004
Based on estimated net realized capital losses of $25 million after-tax in the fourth quarter, the company expects fourth quarter 2003 net income to range from $0.52 to $0.55 per diluted share. Based on estimated net realized capital losses of $65 million after-tax, the company expects 2004 net income to range from $2.45 to $2.55 per diluted share.3 The company expects fourth quarter 2003 operating earnings to range from $0.60 to $0.63 per diluted share.4 The company expects 2004 operating earnings to range from $2.65 to $2.75 per diluted share.5

SHAREHOLDER DIVIDEND
As announced on October 24, 2003, the board of directors declared an annual dividend of $0.45 per share, payable on December 8, 2003, to shareholders of record as of November 7, 2003.

SHARE REPURCHASES
In May 2003, the board of directors authorized a repurchase program of up to $300 million of our outstanding common stock. Under this program, as of September 30, 2003, the company had repurchased 2.4 million shares for $78.0 million, an average price per share of $32.83.

STOCK OPTIONS
As communicated in the third quarter 2002 earnings release, The Principal began expensing employee stock options and the employee stock purchase plan, retroactive to January 1, 2002. This resulted in an after-tax expense of $3.3 million and $10.7 million, respectively, for the three and nine months ended September 30, 2003, compared to $5.6 million for the three and nine months ended September 30, 2002.

FIN 46
Effective July 1, 2003, the company adopted Financial Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES ("FIN 46") for variable interest entities ("VIEs") created on or after February 1, 2003. FIN 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. For VIEs created or acquired prior to February 1, 2003, FASB Staff Position FIN 46-6 "EFFECTIVE DATE OF FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES" allows the deferral of FIN 46 until the end of the first interim or annual period ending after December 15, 2003, if certain conditions are met. We have elected to early adopt the provisions of FIN 46 for all VIEs effective July 1, 2003. The transition to this new requirement resulted in a loss, reported as cumulative change in accounting principle, of $2.2 million as of September 30, 2003. In addition, the guidance resulted in an increase in assets and liabilities of $3.7 billion within the company's consolidated statement of financial position.

EARNINGS CONFERENCE CALL
At 9:00 A.M. (CST) tomorrow, Chairman, President and CEO J. Barry Griswell and Executive Vice President and CFO Mike Gersie will lead a discussion during a live conference call. Parties interested in listening to the conference call live may access the webcast on the Principal Financial Group Investor Relations
(IR) website (www.principal.com/investor) or by dialing (800) 374-1609 (U.S. callers) or (706) 643-7701 (International callers) approximately 10 minutes prior to the start of the call. To access the call, leader name is Tom Graf. Listeners can access an audio replay of the call on the IR website, or by calling (800) 642-1687 (US callers) or (706) 645-9291 (International callers). The access code for the replay is 3101314. Replays will be available through November 11, 2003. The financial supplement is currently available on our website and will be referred to during the conference call.

ABOUT THE PRINCIPAL FINANCIAL GROUP
The Principal Financial Group(R) (The Principal (R))6 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance and mortgage banking through its diverse family of financial services companies. More employers choose the Principal Financial Group for their 401(k) plans than any other bank, mutual fund, or insurance company in the United States7. A member of the Fortune 500, the Principal Financial Group has
$134.8 billion in assets under management8 and serves some 14.8 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit WWW.PRINCIPAL.COM.
                                       ###

         SUMMARY OF SEGMENT AND PRINCIPAL FINANCIAL GROUP, INC. RESULTS

                                                          OPERATING EARNINGS* (LOSS) IN MILLIONS
                                                      --------------------------------------------------------
                                                          THREE MONTHS ENDED,            NINE MONTHS ENDED,
                                                      --------------------------         ---------------------

                 SEGMENT                                9/30/03         9/30/02        9/30/03        9/30/02
----------------------------------------------------  --------------- -------------- -------------- ---------------
             U.S. ASSET MANAGEMENT AND ACCUMULATION      $110.5          $ 84.9         $316.2         $ 287.2
----------------------------------------------------  --------------- -------------- --------------  --------------
    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
                                                            8.0             5.0           26.7            10.1
----------------------------------------------------  --------------- -------------- --------------  --------------
                          LIFE AND HEALTH INSURANCE        52.8            55.7          174.8           171.7
----------------------------------------------------  --------------- -------------- --------------  --------------
                                    MORTGAGE BANKING       29.2            62.5          126.6           113.8
----------------------------------------------------  --------------- -------------- --------------  --------------
                                CORPORATE AND OTHER         3.8           (5.6)          (11.6)          (11.3)
----------------------------------------------------  --------------- -------------- --------------  --------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)       204.3           202.5          632.7           571.5
----------------------------------------------------  --------------- -------------- --------------  --------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED         1.8          (146.9)         (67.6)         (153.8)
----------------------------------------------------  --------------- -------------- --------------  --------------
                        OTHER AFTER-TAX ADJUSTMENTS        10.2          (214.0)           9.1          (490.8)
----------------------------------------------------  ---------------  -------------- --------------  --------------
                                NET INCOME (LOSS)**      $216.3          $158.4)        $574.2         $ (73.1)
----------------------------------------------------  --------------- -------------- --------------  --------------

                                                                          PER DILUTED SHARE
----------------------------------------------------  ------------------------------ ------------------------------
                                                          THREE MONTHS ENDED,            NINE MONTHS ENDED,
----------------------------------------------------  ------------------------------ ------------------------------
                                                        9/30/03         9/30/02        9/30/03        9/30/02
----------------------------------------------------  --------------- -------------- --------------  --------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)      $  0.63           $0.58        $  1.93        $   1.61
----------------------------------------------------  --------------- -------------- --------------  --------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED         0.01           (0.42)         (0.21)          (0.43)
----------------------------------------------------  --------------- -------------- --------------  --------------
                        OTHER AFTER-TAX ADJUSTMENTS         0.03           (0.61)          0.03           (1.39)
----------------------------------------------------  --------------- -------------- --------------  --------------
                                  NET INCOME (LOSS)      $  0.67         $ (0.45)       $  1.75        $  (0.21)
----------------------------------------------------  --------------- -------------- --------------  --------------
        WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
                                                          324.1           348.2          327.7           355.3
----------------------------------------------------  --------------- -------------- --------------  --------------


*OPERATING EARNINGS VERSUS U.S. GAAP (GAAP) NET INCOME
Management uses operating earnings, which excludes the effect of net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, determining employee compensation, and evaluating performance on a basis comparable to that used by securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income for net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments we believe are not indicative of overall operating trends. Note: after-tax adjustments have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of our businesses.

** Net income for the three months ended September 30, 2003 reflects net realized/unrealized capital gains/(losses) of $1.8 million, which includes $(19.2) million in credit losses stemming from impairments and credit impaired sales, as well as $10.2 million in other after-tax adjustments. The other after-tax adjustments reflect a $12.4 million gain from discontinued operations and a $(2.2) million loss for a cumulative change in accounting principle resulting from the adoption of FIN 46. Net income for the three months ended September 30, 2002 reflects net realized capital losses of $(146.9) million, primarily made up of credit losses stemming from impairments and credit impaired sales of $(64.8) million and the mark-to-market of certain seed money investments $(61.0), as well as $(214.0) million in other after-tax adjustments. The other after-tax adjustments reflect a $(201.0) loss from discontinued operations and a $(13.0) million loss resulting from the increase to a loss contingency reserve established for sales practices litigation.


                         PRINCIPAL FINANCIAL GROUP, INC.
                              RESULTS OF OPERATIONS
                                  (IN MILLIONS)

                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                 -------------------------------- -------------------------------
                                                     9/30/03         9/30/02         9/30/03         9/30/02
                                                 ---------------- --------------- --------------- ---------------
Premiums and other considerations                      $868.8        $  888.7        $2,650.9        $2,941.0
Fees and other revenues                                 525.1           516.6         1,846.1         1,386.7
Net investment income                                   877.9           821.2         2,571.6         2,455.5
Net realized/unrealized capital losses                   (5.7)         (230.6)          (93.3)         (224.0)
                                                 ---------------- --------------- --------------- ---------------
   TOTAL REVENUES                                     2,266.1         1,995.9         6,975.3         6,559.2
                                                 ---------------- --------------- --------------- ---------------
Benefits, claims, and settlement expenses             1,175.7         1,231.6         3,558.7         3,942.7
Dividends to policyholders                               78.7            79.1           232.7           241.0
Operating expenses                                      727.5           640.2         2,392.4         1,832.2
                                                 ---------------- --------------- --------------- ---------------
   TOTAL EXPENSES                                     1,981.9         1,950.9         6,183.8         6,015.9
                                                 ---------------- --------------- --------------- ---------------

Income from continuing operations before
  income taxes                                          284.2            45.0           791.5           543.3
Income taxes                                             78.1             2.4           226.4           140.6
                                                 ---------------- --------------- --------------- ---------------
Income from continuing operations, net of
  related income taxes                                  206.1            42.6           565.1           402.7

Income (loss) from discontinued operations,
  net of taxes                                           12.4          (201.0)           11.3          (194.9)
                                                 ---------------- --------------- --------------- ---------------
Income (loss) before cumulative effect of
  accounting changes                                    218.5          (158.4)          576.4           207.8
Cumulative effect of accounting changes,
  net of related income taxes                            (2.2)             -             (2.2)         (280.9)
                                                 ---------------- --------------- --------------- ---------------
   NET INCOME (LOSS)                                   $216.3        $ (158.4)       $  574.2        $  (73.1)

Less:
Net realized/unrealized capital gains
  (losses), as adjusted                                  1.8           (146.9)          (67.6)         (153.8)
Other after-tax adjustments                              10.2          (214.0)            9.1          (490.8)
                                                 ---------------- --------------- --------------- ---------------
   OPERATING EARNINGS                                  $204.3        $  202.5        $  632.7        $  571.5
                                                 ================ =============== =============== ===============


                        SELECTED BALANCE SHEET STATISTICS

                                                                             PERIOD ENDED
                                                     ------------------------------------------------------------
                                                           9/30/03              12/31/02              9/30/02
                                                     --------------------- -------------------- -----------------
Total assets (in billions)                             $   103.8               $   89.9             $    88.3
Total equity (in millions)                             $ 7,468.1               $6,657.2             $ 6,634.0
Total equity excluding accumulated other
  comprehensive income (in millions)                   $ 6,265.7               $6,021.4             $ 6,126.1
End of period shares outstanding (in millions)             322.8                  334.4                 343.2
Book value per share                                   $    23.14              $   19.91            $    19.33
Book value per share excluding accumulated other
  comprehensive income                                 $    19.41              $   18.01            $    17.85


                         PRINCIPAL FINANCIAL GROUP, INC.
           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP
                       (IN MILLIONS, EXCEPT AS INDICATED)

                                                                 THREE MONTHS ENDED              NINE MONTHS ENDED
                                                             -----------------------------   ---------------------------
                                                                    9/30/03        9/30/02       9/30/03       9/30/02
                                                             -------------- --------------   ------------- -------------
DILUTED EARNINGS PER SHARE:
Operating Earnings                                                    0.63           0.58           1.93          1.61
Net realized/unrealized capital gains/(losses)                        0.01          (0.42)         (0.21)        (0.43)
Other after-tax adjustments                                           0.03          (0.61)          0.03         (1.39)
                                                             -------------- --------------   ------------- -------------
Net income                                                            0.67          (0.45)          1.75         (0.21)
                                                             ============== ==============   ============= =============
BOOK VALUE EXCLUDING OTHER COMPREHENSIVE INCOME:
Book value excluding other comprehensive income                      19.41          17.85          19.41         17.85
Net unrealized capital gains/(losses)                                 4.19           2.00           4.19          2.00
Foreign currency translation                                         (0.46)         (0.52)         (0.46)        (0.52)
                                                             -------------- --------------   ------------- -------------
Book value including other comprehensive income                      23.14          19.33          23.14         19.33
                                                             ============== ==============   ============= =============
OPERATING REVENUES:
USAMA                                                               871.9          865.9        2,626.9       2,863.7
IAMA                                                                 99.9           82.8          289.7         252.3
Life and Health                                                     995.7          987.7        3,009.8       2,950.7
Mortgage Banking                                                    288.1          312.9        1,145.1         731.3
Corporate and Other                                                  15.4          (15.8)           8.5           1.4
                                                             -------------- --------------   ------------- -------------
Total operating revenues                                          2,271.0        2,233.5        7,080.0       6,799.4
Net realized/unrealized capital gains (losses) and
     related     fee adjustments                                     (4.9)        (237.6)        (104.7)       (240.2)
                                                             -------------- --------------   ------------- -------------
Total GAAP revenues                                               2,266.1        1,995.9        6,975.3       6,559.2
                                                             ============== ==============   ============= =============
OPERATING EARNINGS:
USAMA                                                               110.5           84.9          316.2         287.2
IAMA                                                                  8.0            5.0           26.7          10.1
Life and Health                                                      52.8           55.7          174.8         171.7
Mortgage Banking                                                     29.2           62.5          126.6         113.8
Corporate and Other                                                   3.8           (5.6)         (11.6)        (11.3)
                                                             -------------- --------------   ------------- -------------
Total operating earnings                                            204.3          202.5          632.7         571.5
Net realized/unrealized capital gains (losses)                        1.8         (146.9)         (67.6)       (153.8)
Other after-tax adjustments                                          10.2         (214.0)           9.1        (490.8)
                                                             -------------- --------------   ------------- -------------
Net income                                                          216.3         (158.4)         574.2         (73.1)
                                                             ============== ==============   ============= =============
NET REALIZED/UNREALIZED CAPITAL GAINS (LOSSES):
Total net realized/unrealized capital gains (losses)                  1.8         (146.9)         (67.6)       (153.8)
Add:
Amortization of DPAC                                                  0.3           (6.5)          (3.0)        (18.8)
Capital gains (losses) distributed                                    1.1           (3.0)           3.0          18.8
Tax impacts                                                          (8.0)         (81.2)         (36.7)        (86.4)
Minority interest capital losses                                     (0.1)            -            (0.4)           -
Less related fee adjustments:
Unearned front-end fee income                                         0.8            2.0            5.1           6.0
Certain market value adjustments to fee revenues                       -            (9.0)         (16.5)        (22.2)
                                                             -------------- --------------   ------------- -------------
GAAP net realized/unrealized capital gains (losses)                  (5.7)        (230.6)         (93.3)       (224.0)
                                                             ============== ==============   ============= =============
OTHER AFTER TAX ADJUSTMENTS:
Demutualization expenses                                               -              -              -           (2.0)
Loss contingency reserve                                               -           (13.0)            -          (13.0)
FIN 46 implementation                                                (2.2)            -            (2.2)           -
SFAS 142 implementation                                                  -            -              -         (280.9)
Discontinued operations                                              12.4         (201.0)          11.3        (194.9)
                                                             -------------- --------------   ------------- -------------
Tootal other after-tax adjustments                                   10.2         (214.0)           9.1        (490.8)
                                                             ============== ==============   ============= =============


--------
1 We use a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While such measures are consistent with measures utilized by investors to evaluate performance, they are not a substitute for U.S. GAAP financial measures. Therefore, we have provided reconciliations of the non-GAAP financial measures, including consolidated operating earnings and consolidated operating revenues, to the most directly comparable U.S. GAAP financial measure at the end of the release. We adjust U.S. GAAP financial measures for items not directly related to ongoing operations. However, it is possible that these adjusting items have occurred in the past and could recur in the future. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by securities analysts.

2 As a result of the sale of substantially all of BT Financial Group, which closed on October 31, 2002, the operating earnings of BT reflect only the corporate overhead expenses allocated to BT. This treatment is pursuant to Statement of Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). Under SFAS 144, all revenues and expenses (excluding allocated corporate overhead) are reported as discontinued operations. Therefore, third quarter 2002 results for BT reflect three months of allocated expenses with no corresponding activity in 2003.

3 Other  items  that we are  unable to predict  could  significantly  affect net
income,  such  as  changes  to  laws,  regulations,   or  accounting  standards,
litigation,  or gains or losses from discontinued  operations.

4 Fourth quarter 2003 guidance is based on certain assumptions, including domestic equity market performance improvement, from September 30, 2003, of roughly two percent per quarter for the remainder of the year.

5 Full year 2004 guidance is based on certain assumptions, including domestic equity market performance improvement of roughly two percent for the fourth quarter of 2003, and roughly 2% per quarter for 2004. 6 "The Principal Financial Group" and "The Principal" are registered trademarks referring to Principal Financial Group, Inc. 7 CFO Magazine, April/May 2003, based on total plans served in 2002 by insurance companies, banks and investment firms. 8 As of September 30, 2003

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